Exhibit 99.1

Ampio Pharmaceuticals Set to Join Russell 3000 Index

GREENWOOD VILLAGE, Colo., June 16, 2011 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NASDAQ: AMPE)(“Ampio” or the “Company”), a company that discovers and develops new uses for previously approved drugs and new molecular entities (“NMEs”) today announced that it is set to join the U.S. broad-market Russell 3000 Index when Russell Investments reconstitutes its comprehensive set of U.S. and global equity indices on June 24, according to a preliminary list of additions posted June 10 on www.russell.com/indexes and also confirmed by the NASDAQ Market Watch Desk.

Annual reconstitution of Russell’s U.S. indices captures and ranks the 4,000 largest U.S. stocks as of the end of May by total market capitalization. Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000 Index or small-cap Russell 2000 Index as well as the appropriate growth and value style indices. Russell determines membership for its equity indices primarily by objective, market-capitalization rankings and style attributes. The Russell 3000 also serves as the U.S. component to the Russell Global Index.

“Being included in these four notable business indices is further validation that our focus on creating shareholder value is showing significant progress,” said Don Wingerter, Ampio CEO. “In the last 15 months Ampio became a public company, acquired another company, had a product candidate complete a Phase 3 trial, launched a Phase 2 trial, started a Phase 1B trial, began a major device testing program, executed a $12.7 million capital raise, became listed on the NASDAQ Capital Market, and now we have joined the Russell Indexes.”

Russell indices are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An industry-leading $3.9 trillion in institutional assets currently are benchmarked to them. These investment tools originated from Russell’s multi-manager investment business in the early 1980s when the company saw the need for a more objective, market-driven set of benchmarks in order to evaluate outside investment managers.

More information about Russell Indexes, including total returns, is available at http://www.russell.com/Indexes/data/default.asp.

About Russell:

Russell Investments provides strategic advice, world-class implementation, state-of-the-art performance benchmarks and a range of institutional-quality investment products. Russell has about $161 billion in assets under management as of March 31, 2011, and serves individual, institutional and advisor clients in more than 35 countries. Founded in 1936, Russell is a subsidiary of The Northwestern Mutual Life Insurance Company.

About Ampio

Ampio Pharmaceuticals, Inc. discovers and develops new uses for previously approved drugs and NMEs and has identified treatments for metabolic disease, eye disease, kidney disease, inflammation, CNS disease, and male sexual dysfunction. By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective while their shorter development times can significantly increase near term value. A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize Ampio’s product development programs. For more information about Ampio, please visit our website, www.ampiopharma.com.

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, such as changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contact:

Investor Relations

Ampio Pharmaceuticals, Inc.

303-418-1000